Exhibit 10.1

SERIES A CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

among

COPANO ENERGY, L.L.C.

and

TPG COPENHAGEN, L.P.

dated as of July 21, 2010

TABLE OF CONTENTS

Schedule I		Subsidiaries
Schedule II		Certain Beneficial Owners of Common Units

SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of July 21, 2010 (this “Agreement”), is entered into by and between COPANO ENERGY, L.L.C., a Delaware limited liability company (“Copano”), and TPG Copenhagen, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, Copano desires to sell to the Purchaser, and the Purchaser desires to purchase from Copano, $300,000,000 of Series A Preferred Units (as defined below) at the Closing (as defined below), in accordance with the provisions of this Agreement;

WHEREAS, Copano has agreed to deliver, or cause to be delivered, at the Closing, the Unitholder Voting Agreement (as defined below) pursuant to which certain unitholders will each agree to vote all of the Common Units (as defined below) owned by it in favor of: (i) the full convertibility of the Purchased Units (as defined below) into Common Units; and (ii) if any Class B Units (as defined below) are then issued and outstanding, the automatic conversion of the Class B Units into Common Units (clauses (i) and (ii) collectively, the “Proposal”) as contemplated by Section 5.01 of this Agreement; and

WHEREAS, Copano has agreed to provide the Purchaser with certain registration rights with respect to the Conversion Common Units (as defined below) underlying: (i) the Series A Preferred Units acquired pursuant to this Agreement (including Conversion Common Units underlying any Series A Preferred Units issued to the Purchaser as payment in-kind distributions pursuant to the terms of the Series A Preferred Units); and (ii) any Class B Units issued upon conversion of any Series A Preferred Units.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                      Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include any portfolio company in which the Purchaser or any of its investment fund Affiliates have made a debt or equity investment.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Amendment No. 1” means Amendment No. 1 to the Fourth Amended and Restated Limited Liability Company Agreement of Copano.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Copano LLC Agreement, the Director Designation Agreement and the Non-Disclosure Agreement.

“Big Horn” shall have the meaning specified in Section 3.02.

“Board” means the Board of Directors of Copano.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Class B Units” shall have the meaning specified in Amendment No. 1 to the Copano LLC Agreement.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” shall have the meaning specified in Section 3.21.

“Commission” means the United States Securities and Exchange Commission.

“Common Unitholders” means holders of Common Units.

“Common Units” means common units representing limited liability company interests in Copano.

“Competitor” means any Person that directly, or indirectly through (i) the ownership of 15% or more of any Person and (ii)(A) the right to designate one or more members of the board of directors (or similar governing body) of such Person (or with respect to a limited partnership, its general partner) or (B) the power to direct or control the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, engages in the midstream energy business or otherwise provides similar services or engages in a similar business as Copano at any time during the twelve (12) months preceding a proposed Transfer of Series A Preferred Units, Class B Units or Conversion Common Units.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion B Units” means the Class B Units issuable upon conversion of the Purchased Units in accordance with the Copano LLC Agreement.

“Conversion Common Units” means the Common Units issuable upon conversion of the Purchased Units or upon conversion of the Class B Units, as the context requires, in accordance with the Copano LLC Agreement.

“Conversion Units” means the Conversion B Units and the Conversion Common Units.

“Copano” has the meaning set forth in the introductory paragraph of this Agreement.

“Copano Credit Agreement” shall have the meaning specified in Section 3.02.

“Copano Credit Agreement Second Amendment” means the Second Amendment, dated as of July 21, 2010, to the Copano Credit Agreement.

“Copano Entities” means, collectively, the entities listed on Schedule I to this Agreement.

“Copano Entity Operating Agreements” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents, as applicable, of the Copano Entities (excluding Copano).

“Copano Financial Statements” shall have the meaning specified in Section 3.10.

“Copano LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Copano, dated as of July 20, 2010, as amended by Amendment No. 1 and as may be further amended through the date hereof.

“Copano Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, results of operations or affairs of the Copano Entities taken as a whole; (b) the ability of the Copano Entities, taken as a whole, to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Copano to consummate the transactions under any Basic Document to which it is a party; provided, however, that a Copano Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (x) a general deterioration in the economy or changes in the general state of the industries in which the Copano Entities operate, except to the extent that the Copano Entities, taken as a whole, are adversely affected in a materially disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis affecting the national economy as a whole, including acts of terrorism, or (z) any change in applicable Law, or the interpretation thereof.

“Copano Related Parties” shall have the meaning specified in Section 6.02.

“Copano SEC Documents” shall have the meaning specified in Section 3.10.

“Delaware LLC Act” shall have the meaning specified in Section 3.02.

“DGCL” shall have the meaning specified in Section 5.04.

“Director Designation Agreement” means the Director Designation Agreement, dated as of the Closing Date, between Copano and the Purchaser.

“Eagle Ford” shall have the meaning specified in Section 3.02.

“Environmental Law” means any Law, Environmental Permit, and other legally enforceable requirements applicable to the Copano Entities or the operation of their business in any way relating to the protection of human health and safety (to the extent such health or safety relate to exposure to Hazardous Materials), the environment and natural resources (including, without limitation, any natural resource damages, any generation, manufacture, processing, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the environment, and any exposure to Hazardous Materials), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 C.F.R. part 24 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Environmental Permits” means all permits, approvals, identification numbers, registrations, consents, licenses, exemptions, variances and authorizations required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Fort Union” shall have the meaning specified in Section 3.02.

“Fort Union Credit Agreement” shall have the meaning specified in Section 3.02.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided, however, that for the Copano Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such Copano Financial Statements.

“Governmental Authority” means, with respect to a particular Person, any state, county, city and political subdivision of the United States in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Copano means a Governmental Authority having jurisdiction over Copano, its Subsidiaries or any of their respective Properties.

“Hazardous Material” means any substance regulated by or as to which liability might arise under any applicable Environmental Law including any:  (i) chemical, product, material, substance or waste defined as “hazardous substance,” “hazardous material,” “hazardous waste,”

“restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas and crude oil or any components, fractions or derivatives thereof; and (iii) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas.

“Indemnified Party” shall have the meaning specified in Section 6.03(b).

“Indemnifying Party” shall have the meaning specified in Section 6.03(b).

“Law” means any applicable federal, state or local order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Disclosure Agreement” means the Confidentiality Agreement, dated as of the Closing Date, by and between Copano and TPG Capital, L.P.

“Operating Agreements” means, collectively, the Copano Entity Operating Agreements, the Copano LLC Agreement and the Certificate of Formation of Copano, each as amended to date.

“Permits” shall have the meaning specified in Section 3.18.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Placement Agent” means Merrill Lynch, as exclusive placement agent to Copano.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Proposal” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Purchase Price” means $300,000,000.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, between Copano and the Purchaser.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, when used with respect to the Purchaser, also includes the Purchaser’s direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.

“Sales Transaction” shall have the meaning specified in Section 5.03(b).

“Securities” shall have the meaning specified in Section 5.03(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means Copano’s Series A Convertible Preferred Units.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Significant Event” means the entry by Copano into an agreement providing for a sale of all or substantially all of Copano’s assets or a merger or other business combination transaction that will result in Copano’s then current Unitholders owning less than 30% of the outstanding equity securities of the combined Person following such sale, merger or other business combination transaction.

“Southern Dome” shall have the meaning specified in Section 3.02.

“Standstill Termination Date” shall have the meaning specified in Section 5.03(a).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Third Party Claim” shall have the meaning specified in Section 6.03(b).

“Transfer” shall have the meaning specified in Section 5.02(a).

“Unitholder Voting Agreement” means the Unitholder Voting Agreement, dated as of the Closing Date.

“Unitholders” means holders of limited liability company interests in Copano.

 “Webb/Duval” shall have the meaning specified in Section 3.01.

Section 1.02                      Accounting Procedures and Interpretation.  Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01                      Sale and Purchase.  Pursuant to the terms of this Agreement, at the Closing: (i) Copano hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from Copano, 10,327,022 Series A Preferred Units (the “Purchased Units”); and (ii) as consideration for the issuance and sale of the Purchased Units to the Purchaser, the Purchaser hereby agrees to pay Copano the Purchase Price.

Section 2.02                      Closing.  Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement. The Closing under this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, 2500 First City Tower, Houston, Texas 77002.  The parties agree that the Closing may occur via delivery of facsimiles or photocopies of the Basic Documents and the closing deliverables contemplated hereby and thereby.  Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken. The date on which the Closing occurs and the transactions contemplated by this Agreement become effective is referred to as the “Closing Date.”

Section 2.03                      Copano Closing Deliverables.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Copano is delivering (or causing to be delivered) the following:

(a)           a certificate or certificates (bearing the legend set forth in Section 4.05(e) of this Agreement) representing the Purchased Units and meeting the requirements of the Copano LLC Agreement, registered in such name(s) as the Purchaser has designated (which shall be limited to Purchaser and its Affiliates);

(b)           a certificate of the Secretary or Assistant Secretary of Copano, dated as of the date hereof, certifying as to and attaching: (i) the Certificate of Formation of Copano, as amended, as filed with the Delaware Secretary of State, (ii) the Copano LLC Agreement, (iii) the resolutions of the Board authorizing the Basic Documents and the transactions contemplated thereby, including the issuance of the Purchased Units and (iv) the incumbency of the officers executing the Basic Documents;

(c)           copies of the Certificate of Formation, Certificate of Incorporation or Certificate of Limited Partnership, as the case may be, and all amendments thereto, of each of the Copano Entities, certified by the Secretary of State (or corresponding state official) of its state of formation and dated as of a recent date;

(d)           certificates from the Secretary of State (or corresponding state official) of the state of formation of each of the Copano Entities evidencing that such Copano Entity is in good standing and dated as of a recent date;

(e)           certificates of the Secretary of State (or corresponding state official) of each of the jurisdictions listed on Schedule I to this Agreement, dated as of a recent date, evidencing the qualification and good standing of each of the Copano Entities as a foreign limited liability company, foreign limited partnership or foreign corporation, as the case may be;

(f)           the cross-receipt executed by Copano and delivered to the Purchaser certifying that it has received the Purchase Price;

(g)           the Registration Rights Agreement with respect to Purchased Units, which shall have been duly executed by Copano;

(h)           Amendment No. 1 and the Copano LLC Agreement, each as duly adopted and in full force and effect;

(i)           the Director Designation Agreement, which shall have been duly executed by Copano;

(j)           the Unitholder Voting Agreement, which shall have been duly executed by the Persons listed on Schedule II to this Agreement; and

(k)           all other documents, instruments and writings required to be delivered by Copano at the Closing under the Basic Documents.

Section 2.04                      Purchaser Closing Deliverables.  Upon the terms and subject to the conditions of this Agreement, Purchaser is delivering (or causing to be delivered) the following:.

(a)           the Purchase Price, in immediately available funds;

(b)           the Registration Rights Agreement with respect to the Purchased Units, which shall have been duly executed by the Purchaser;

(c)           the Director Designation Agreement, which shall have been duly executed by the Purchaser;

(d)           a letter agreement as contemplated in the Director Designation Agreement duly executed by Michael G. MacDougall and the Purchaser;

(e)           a cross-receipt executed by the Purchaser and delivered to Copano certifying that it has received the Purchased Units; and

(f)           all other documents, instruments and writings required to be delivered by the Purchaser at the Closing under the Basic Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COPANO

Copano represents and warrants to the Purchaser, on and as of the date of this Agreement, as follows:

Section 3.01                      Formation and Qualification.  Each of the Copano Entities (except for Webb/Duval Gatherers, a Texas general partnership (“Webb/Duval”), with respect to good standing) has been duly formed and is validly existing in good standing under the Laws of its jurisdiction of formation, and is duly registered or qualified to do business and is in good standing as a foreign corporation, limited liability company, limited partnership or general partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure so to register or qualify would not, individually or in the aggregate, be reasonably likely to have a Copano Material Adverse Effect.  Each of the Copano Entities has all corporate, limited liability company, limited partnership or general partnership, as the case may be, power and authority necessary to own or lease its Properties currently owned or leased and to conduct its business as currently conducted, in each case in all material respects as described in the Copano SEC Documents.

Section 3.02                      Ownership of Subsidiaries.  Copano directly or indirectly owns 100% of the issued and outstanding capital stock, membership interests or partnership interests, as the case may be, of the other Copano Entities (excluding Webb/Duval, Big Horn Gas Gathering, LLC, a Delaware limited liability company (“Big Horn”), Fort Union Gas Gathering, L.L.C., a

Delaware limited liability company (“Fort Union”), Southern Dome, LLC, a Delaware limited liability company (“Southern Dome”), and Eagle Ford Gathering LLC, a Delaware limited liability company (“Eagle Ford”), as to which Copano owns a 62.5% partnership interest, a 51% limited liability company interest, a 37.04% limited liability company interest, a majority limited liability company interest and a 50% limited liability company interest, respectively) free and clear of all Liens, encumbrances, security interests, equities, charges and other claims except for Liens created pursuant to (i) the Amended and Restated Credit Agreement dated as of January 12, 2007 among Copano, as the borrower, Bank of America, N.A., as administrative agent and L/C issuer, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and the other lenders party thereto and Banc of America Securities LLC, as sole lead arranger and sole book manager, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated as of October 19, 2007, and the Copano Credit Agreement Second Amendment (together, the “Copano Credit Agreement”) or (ii) the Amended and Restated Credit Agreement, dated as of April 30, 2007, among Fort Union, as the borrower, Bank of America, N.A., as administrative agent, L/C issuer, the other lenders party thereto and Banc of America Securities LLC, as sole lead arranger and sole book manager (the “Fort Union Credit Agreement”).  Such capital stock, limited liability company interests or limited partnership interests, as the case may be, have been duly authorized and validly issued and are fully paid (to the extent required under such Subsidiary’s applicable constituent documents) and non-assessable (except as such non-assessability may be affected by matters described in: (A) Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), in the case of a Delaware limited liability company, (B) Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, in the case of a Delaware limited partnership, (C) Sections 3.03, 5.02 and 6.07 of the Texas Revised Uniform Limited Partnership Act, in the case of a Texas limited partnership, (D) Section 5.09 of the Texas Limited Liability Company Act, in the case of a Texas limited liability company or (E) Section 2031 of the Oklahoma Limited Liability Company Act, in the case of an Oklahoma limited liability company.

Section 3.03                      No Other Subsidiaries.  Other than its ownership interests in the other Copano Entities, Copano does not own, directly or indirectly, any equity or long-term debt securities of any other Person that, individually or in the aggregate, would be deemed to be a “significant subsidiary” as such term is defined in Rule 405 of the Securities Act.

Section 3.04                      Authorization; Enforceability; Valid Issuance.

(a)           Copano has all requisite limited liability company power and authority to issue and sell the Purchased Units, in accordance with and upon the terms and conditions set forth in the Basic Documents, and no further consent or authorization is required.

(b)           The Basic Documents to which Copano is a party have been duly authorized and validly executed and delivered by Copano and, assuming due authorization, execution and delivery by the Purchaser or its Affiliate, as applicable (if either the Purchaser or its Affiliate is a party thereto), constitute, valid and binding obligations of Copano; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

(c)           The Purchased Units and the limited liability company interests represented thereby have been duly authorized in accordance with the Copano LLC Agreement and, when issued and delivered against payment therefor in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the Copano LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Copano LLC Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the Copano LLC Agreement or the Delaware LLC Act.

(d)           Upon issuance in accordance with this Agreement and the Copano LLC Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Copano LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Copano LLC Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the Copano LLC Agreement or the Delaware LLC Act.

(e)           The Copano Entity Operating Agreements have been duly authorized, executed and delivered by the respective Copano Entities that are parties thereto, and are valid and legally binding agreements of the respective Copano Entities that are parties thereto, enforceable against such parties in accordance with their terms; provided, that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

Section 3.05                      No Preemptive Rights, Registration Rights or Options.  There are no preemptive rights or other rights to subscribe for or options or warrants to purchase, nor any restriction upon the voting or transfer of, any equity securities in any of the Copano Entities, except (i) as described in the Copano SEC Documents, (ii) for rights granted to the partners of Webb/Duval Gatherers and the members of Southern Dome, Big Horn, Fort Union and Eagle Ford pursuant to their respective constituent documents, (iii) for options, units appreciation rights or phantom units granted pursuant to Copano’s employee benefit or other compensation plans as such plans are described in Copano’s most recently filed proxy statement pursuant to Section 14(a) of the Exchange Act and (iv) as contemplated by the Basic Documents.  Except as contemplated by the Basic Documents, the issuance and sale of the Purchased Units as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any Common Units or other securities of Copano other than as have been waived or deemed waived.

Section 3.06                      Capitalization.  As of the date of this Agreement, immediately prior to the issuance and sale of the Purchased Units, the issued and outstanding limited liability company interests of Copano consist of 65,673,755 Common Units. All outstanding Common Units and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the Copano LLC Agreement and are fully paid (to the extent required under the Copano LLC Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).

Section 3.07                      No Breach.  None of the issuance and sale by Copano of the Purchased Units, the execution, delivery and performance of the Basic Documents or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with or constitutes or will constitute a violation of any of the Operating Agreements, (ii) requires any consent, approval or notice under or results in a breach or violation of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which any of the Copano Entities is a party or by which any of them or any of their respective Properties may be bound (other than conflicts, breaches, violations or defaults that have been waived or cured), (iii) violates or will violate any Law of any Governmental Authority in a proceeding to which any of them or their Property is or was a party or (iv) results or will result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of any of the Copano Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), could reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.

Section 3.08                      No Approvals.  Except for (i) the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement, (ii) such consents that have been obtained and (iii) such consents, approvals, authorizations or orders that, if not obtained, could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required in connection with the issuance and sale by Copano of the Purchased Units, the execution, delivery and performance of each of the Basic Documents to which it is a party or the consummation by Copano of the transactions contemplated by the Basic Documents.

Section 3.09                      No Default.  None of the Copano Entities (i) is in violation of its applicable Operating Agreement, (ii) is in default (and no event has occurred which, with notice or lapse of time or both, would constitute such a default) in the due performance or observance of any term, covenant or condition contained in any Contract to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any Law of any Governmental Authority, which default or violation in the case of clause (ii) or (iii), could reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.

Section 3.10                      Copano SEC Documents; Copano Financial Statements.  Copano has filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2010 (all such documents, collectively, the “Copano SEC Documents”).  The Copano SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Copano Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Copano SEC Document filed or furnished prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made in the case of any prospectus) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Copano Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (v) in the case of the Copano Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial condition, results of operations and cash flows of Copano and its Subsidiaries as of the dates and for the periods indicated.  Deloitte & Touche LLP is an independent registered public accounting firm with respect to Copano and has not resigned or been dismissed as independent registered public accountants of Copano as a result of or in connection with any disagreement with Copano on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.11                      No Material Adverse Change.  Except as expressly set forth in or contemplated by the Copano SEC Documents furnished or filed with the Commission after January 1, 2010 and prior to the date hereof, since December 31, 2009, and except as contemplated by the Basic Documents, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, Properties, management, financial condition or results of operations of the Copano Entities taken as a whole, (ii) any transaction that is material to the Copano Entities taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any of the Copano Entities that is material to the Copano Entities taken as a whole, (iv) any change in the capital stock, membership or other equity interests or outstanding indebtedness of any of the Copano Entities that is material to the Copano Entities taken as a whole or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of, or in respect of membership or partnership interests in, the Copano Entities, except for dividends or distributions made or paid to the Copano Entities.

Section 3.12                      Title to Real Property.  Each of the Copano Entities has good and marketable title to all Property described in the Copano SEC Documents as owned by such Copano Entity, free and clear of all (i) Liens and security interests except Liens or security interests arising under or securing indebtedness incurred under the Copano Credit Agreement or the Fort Union Credit Agreement or (ii) other claims and other encumbrances (other than Liens or security interests) except, in each case, (A) as described, and subject to the limitations contained, in the Copano SEC Documents, (B) such as do not materially affect the value of such Property taken as a whole or (C) such as do not materially interfere with the use of such Properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Copano SEC Documents; provided, that with respect to any real property and buildings held under lease by any of the Copano Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the Properties of the Copano Entities taken as a whole as they have been used in the past as described in the Copano SEC Documents and are proposed to be used in the future as described in the Copano SEC Documents.

Section 3.13                      Insurance.  The Copano Entities maintain insurance covering their properties, operations, personnel and businesses against such losses and risks and in such amounts as is reasonably adequate for the conduct of their respective businesses and the value of their respective Properties and as is customary for companies engaged in similar businesses in similar industries.  Except as could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect, none of the Copano Entities has received notice from any insurer or agent of such insurer that substantial capital improvements (relating to Copano and its Subsidiaries on a consolidated basis) or other substantial expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and in force on the date hereof.

Section 3.14                      Litigation.  There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Copano, threatened, to which any of the Copano Entities is or would be a party or of which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including NASDAQ) that are required to be described in the Copano SEC Documents but are not described as required or that could reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.

Section 3.15                      No Labor Dispute.  No labor dispute with the employees of any of the Copano Entities exists or, to the knowledge of Copano, is imminent.

Section 3.16                      Tax Returns.  Each of the Copano Entities has filed (or has obtained extensions with respect to) all material federal, state and local income and franchise tax returns required to be filed through the date of this Agreement, which returns are correct and complete in all material respects, and has timely paid all taxes due thereon, other than those (i) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) that, if not paid, could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.

Section 3.17                      Environmental Compliance.  The Copano Entities (i) are in compliance with any and all Environmental Laws, (ii) have received all Environmental Permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) are in compliance with all terms and conditions of any such Environmental Permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except where such failure to comply with Environmental Laws, such failure to receive required Environmental Permits, such failure to comply with the terms and conditions of such Environmental Permits or such liability in connection with releases of such Hazardous Materials could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect. The representations and warranties in this Section 3.17 are the sole representations and warranties of the Copano Entities in this Agreement with respect to Environmental Laws, Environmental Permits, and Hazardous Materials.

Section 3.18                      Permits.  Excluding any Environmental Permits, each of the Copano Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its Properties and to conduct its business in the manner described in the Copano SEC Documents, subject to such qualifications as may be set forth therein and except for such permits which, if not obtained, could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.  Except as set forth in the Copano SEC Documents, each of the Copano Entities has fulfilled and performed all its material obligations with respect to such permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit, except for such non-renewals, non-issues, revocations, terminations and impairments that could not reasonably be expected to have, individually or in the aggregate, a Copano Material Adverse Effect.  Except as described in the Copano SEC Documents, none of such permits contains any restriction that is materially burdensome to the Copano Entities considered as a whole.

Section 3.19                      NASDAQ Listing.  The Common Units are listed on NASDAQ, and Copano has not received any notice of delisting.  The issuance and sale of the Purchased Units and the issuance of Conversion Units does not contravene NASDAQ rules and regulations.

Section 3.20                      Investment Company.  None of the Copano Entities is now, and after the sale of the Purchased Units to be sold by Copano to the Purchaser hereunder, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.21                      MLP Status.  Copano has, for each taxable year beginning after December 31, 2003, during which Copano was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).  Copano expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2010.

Section 3.22                      Certain Fees.  Except for (i) the fees contemplated by Section 7.01 of this Agreement to be paid by Copano to the Purchaser or its designee, (ii) fees to be paid by Copano to Merrill Lynch for placement agent services and (iii) fees to be paid by Copano to Morgan Stanley & Co. Incorporated for a fairness opinion in connection with this Agreement and the transactions contemplated hereby, no fees or commissions are or will be payable by Copano to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Copano agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Copano or alleged to have been incurred by Copano in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents.

Section 3.23                      Form S-3 Eligibility.  As of the date of this Agreement, Copano is eligible to register the resale of its Common Units for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

Section 3.24                      Required Unit Vote.  The majority of the total votes cast by the holders of Common Units (with the exception of the Purchased Units, which are not entitled to vote according to the rules of NASDAQ) is the only approval required to approve the Proposal.  As of the date of this Agreement and based on Copano’s internal records, to Copano’s knowledge, the Persons listed on Schedule II to this Agreement are the beneficial owners of the Common Units set forth opposite such Person’s name on Schedule II to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Copano with respect to itself, on and as of the date of this Agreement, as follows:

Section 4.01                      Existence.  The Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02                      Authorization; Enforceability.

(a)           The Purchaser has all necessary legal power and authority to purchase the Purchased Units, in accordance with and upon the terms and conditions set forth in the Basic Documents, and no further consent or authorization of the Purchaser is required.

(b)           The Basic Documents to which the Purchaser is a party have been duly authorized and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by Copano, constitute valid and binding obligations of the Purchaser; provided, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

Section 4.03                      No Breach.  The execution, delivery and performance of the Basic Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (ii) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser, or (iii) violate any statute, order, rule or regulation of any court or Governmental Authority, except in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents.

Section 4.04                      Certain Fees.  No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  The Purchaser agrees that it will indemnify and hold harmless Copano from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by the Basic Documents.

Section 4.05                      Unregistered Securities.

(a)           Accredited Investor Status; Sophisticated Purchaser.  The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b)           Information.  The Purchaser or its Representatives have been furnished with materials relating to the business, finances and operations of Copano and relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by the Purchaser.  The Purchaser or its Representatives has been afforded the opportunity to ask questions of Copano or its Representatives.  Neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser or its Representatives shall modify, amend or affect the Purchaser’s right (i) to rely on Copano’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement.  The Purchaser understands and acknowledges that its purchase of the Purchased Units involves a high degree of risk and uncertainty.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Purchased Units.

(c)           Cooperation.  The Purchaser shall cooperate reasonably with Copano to provide any information necessary for any applicable securities filings.

(d)           Purchaser Representation.  The Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws.  The Purchaser understands and acknowledges that there is no public trading market for the Purchased Units or the Conversion B Units and that none is expected to develop.  The Purchaser has been advised and understands and acknowledges that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).  The Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e)           Legends.  The Purchaser understands and acknowledges that, until such time as the Purchased Units and Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units and Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units and Conversion Units will bear the following restrictive legend:  “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF JULY 20, 2010, AS AMENDED, AND (ii) THE SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF JULY 21, 2010, BY AND BETWEEN THE COMPANY AND THE PURCHASER PARTY THERETO, IN EACH CASE A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(f)           Reliance Upon the Purchaser’s Representations and Warranties.  The Purchaser understands and acknowledges that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that Copano, the Placement Agent and Vinson & Elkins L.L.P., counsel for Copano, are relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Purchased Units is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of the Purchaser to purchase the Purchased Units.

Section 4.06                      Short Selling.  The Purchaser represents and warrants that it (i) has not entered into any Short Sales of the Common Units owned by it between the time it first began discussions with Copano or the Placement Agent about the transactions contemplated by this Agreement and the date hereof and (ii) will not enter into any Short Sales of the Common Units owned by it from the date hereof and such time as the Shelf Registration Statement (as defined in the Registration Rights Agreement) is declared or deemed effective by the Commission.

Section 4.07                      Copano Information.  The Purchaser acknowledges and agrees that Copano has provided or made available to the Purchaser (through EDGAR, Copano’s website or otherwise) all Copano SEC Documents, as well as all press releases issued by Copano through the date of this Agreement that are included in a filing by Copano on Form 8-K or clearly posted on Copano’s website.

ARTICLE V

COVENANTS

Section 5.01                      Unitholder Vote with Respect to Conversion.

(a)           As soon as practicable, but in any event no later than 180 days following the date hereof, Copano shall, in accordance with applicable Law and the Copano LLC Agreement, take all action necessary to convene a meeting of its Common Unitholders to consider and vote upon the Proposal.  Subject to fiduciary duties under applicable Law, the Board shall, in connection with such meeting, recommend approval of the Proposal and shall take all other lawful action to solicit the approval of the Proposal by the Common Unitholders, except that Copano may, but shall not be required to, hire any proxy solicitation firm in connection with such meeting.

(b)           If the Proposal is not approved by the Common Unitholders at the meeting contemplated by Section 5.01(a), Copano shall be obligated to convene another meeting of its Unitholders on the terms set forth in Section 5.01(a) (except that such meeting shall take place no later than the next annual meeting of Unitholders), and the Board shall again be obligated to take the actions set forth in Section 5.01(a) with respect to such meeting.  If the approval of its Common Unitholders is not obtained at this second meeting of Unitholders, then Copano shall be obligated to include the Proposal to be voted upon at two (or one, if approval of the Proposal is obtained at such annual meeting) subsequent annual meetings (Copano shall use commercially reasonable efforts to hold any such subsequent meeting within 365 days of the preceding annual meeting) of its Unitholders, and its Board shall remain obligated to take the actions set forth in Section 5.01(a) with respect to each such meeting.

Section 5.02                      Transfer Restrictions.

(a)           Without the prior written consent of Copano, except as specifically provided in the Basic Documents, the Purchaser will not, during the period commencing on the date hereof and ending on the third anniversary of the date hereof (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of its Purchased Units; or (ii) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of its Purchased Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise (any such transaction, a “Transfer”); provided, however, that the Purchaser may pledge all or any portion of its Purchased Units to any holders of obligations owed by the Purchaser, including to the trustee for, or representative of, such holders; and provided, further, that the Purchaser may Transfer the Purchased Units to an Affiliate of the Purchaser if such Transfer to an Affiliate would not, when aggregated with all other sales or exchanges of Securities within the prior 12-month period, cause a technical termination under Section 708 of the Code, provided, that any such transferee (i) agrees to be bound by all of the terms and conditions of this Agreement, including this Section 5.02, (ii) expressly assumes a proportionate share (based on the number of Series A Preferred Units being Transferred relative to the total number of Purchased Units) of the Purchaser’s obligations in respect of indemnification pursuant to Section 6.02 of this Agreement, and (iii) the Purchaser acknowledges and agrees that it shall remain the primary obligor under this Agreement, and as such, the Purchaser further acknowledges and agrees that any claims for indemnity pursuant to Section 6.02 of this Agreement shall be satisfied first by the Purchaser, and if the Purchaser does not have sufficient assets to satisfy claims for indemnity pursuant to Section 6.02 of this Agreement, then the transferee shall be liable to Copano for up to the balance due on any such claims pursuant to Section 6.02 of this Agreement (based on the number of Series A Preferred Units Transferred relative to the total number of Purchased Units).

(b)           Prior to and after the expiration of the period referred to in Section 5.02(a), the Purchaser will not, individually or collectively, directly or indirectly, Transfer any Purchased Units or any Conversion Units to (i) any Competitor of Copano or (ii) any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that will own more than 10% of the outstanding Common Units on an as converted basis after such Transfer.

Section 5.03                      Standstill Obligation.

(a)           For a period beginning on the date hereof and ending on the third anniversary of the date hereof (the “Standstill Termination Date”), without the prior written consent of Copano, the Purchaser agrees that it shall not, nor shall it permit any of its Affiliates to, nor shall the Purchaser agree, advise, assist, provide information or provide financing to others, or permit its Affiliates to agree, advise, assist, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(i)           acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of Copano, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (collectively, the “Securities”) (or otherwise act in concert with respect to any such Securities with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to: (a) the issuance of the Purchased Units (including the issuance of any Conversion Units underlying the Purchased Units or any additional Series A Preferred Units issued in respect of distributions by Copano), (b) a unit split, reverse unit split, reclassification, reorganization or other transaction by Copano affecting any class of the outstanding equity securities of Copano generally or (c) a dividend of units or other pro rata distribution by Copano to holders of its outstanding equity securities; or

(ii)           make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a “participant” in, or encourage, support or aid any other Person to become a “participant,” in any “election contest” (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit unitholders of Copano for the approval of any unitholder proposals, in each case with respect to Copano; or

(iii)           form, join, in any way participate in, or encourage the formation of, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Copano; or

(iv)           deposit any securities of Copano into a voting trust, or subject any securities of Copano to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect; or

(v)           alone or in concert with others, seek, or encourage, support or aid any effort, to influence or control the management, Board, business, policies, affairs or actions of Copano; or

(vi)           request Copano (or any directors, officers, employees or agents of Copano), directly or indirectly to amend, waive or modify any provision of this Section 5.03; provided, however, that a request to amend, waive or modify any provision of this Section 5.03 shall not be prohibited so long as such request does not include an offer or statement of intent to do any of the foregoing.

The foregoing provisions of this Section 5.03(a) shall not apply (i) to the Purchaser with respect to a Significant Event or (ii) to any person who is a director of Copano acting in his capacity as a director of Copano in the ordinary course and within Copano’s Board process.

(b)           If prior to the Standstill Termination Date, Copano or its Affiliates conduct a process with three or more potential bidders relating to a sale of all or substantially all of Copano’s assets or a merger or other business combination transaction involving Copano that would reasonably be expected to result in Copano’s then current Unitholders owning less than 30% of the outstanding equity securities of the combined Person following such sale, merger or other business combination transaction (a “Sales Transaction”), then Copano agrees that it shall provide the Purchaser with an invitation to bid, using substantially the same invitation to bid sent to other potential bidders in such process, and shall provide to the Purchaser substantially the same information relating to the Copano Entities that Copano provided in such process to such other potential bidders, subject to a confidentiality agreement acceptable to Copano containing confidentiality restrictions no more restrictive in the aggregate than those in the confidentiality agreement entered into by any other potential bidder in connection with such process, and the restrictions set forth in Section 5.03(a) shall not apply to any process or transaction described in this Section 5.03(b) for the limited purpose of allowing the Purchaser to bid, negotiate and, with the approval and recommendation of the Board, complete a Sales Transaction as contemplated by this paragraph.  If Copano elects not to pursue a Sales Transaction with the Purchaser following the process described in this Section 5.03(b), then the restrictions in Section 5.03(a) shall continue to apply to the Purchaser.

(c)           Notwithstanding anything to the contrary in this Section 5.03, prior to the Standstill Termination Date, at Copano’s request, the Purchaser shall be permitted to provide strategic advice to Copano from time to time.

Section 5.04                      Business Combinations.  Notwithstanding any other provision of this Agreement, (a) the provisions of Section 203 of the General Corporation Law of the State of

Delaware (the “DGCL”) shall be applied with respect to Copano as though Copano were a Delaware corporation pursuant to Section 12.6 of the Copano LLC Agreement, (b) the Board’s approval of this Agreement and the transactions contemplated hereby shall not be deemed approval for purposes of Section 203(a)(1) of the DGCL, (c) Copano shall be entitled to all of the protections provided under Section 203 of the DGCL and (d) the Purchaser shall be subject to all of the restrictions and limitations of Section 203 of the DGCL.

Section 5.05                      Further Assurances; NASDAQ Listing.  From time to time after the date hereof, without further consideration, Copano and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Basic Documents. Without limiting the foregoing, Copano shall (i) file with NASDAQ the proper form or other notification and required supporting documentation, and provide to NASDAQ any other requested information, related to the Conversion Common Units and (ii) ensure that the issuance of the Series A Preferred Units and Conversion Units is in compliance with applicable NASDAQ rules and regulations.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                      Indemnification by Copano.  Copano agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Copano contained herein to be true and correct in all material respects as of the date hereof (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct) or (ii) the breach of any of the covenants of Copano contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Copano shall constitute the date upon which such claim has been made; provided, further, that the liability of Copano shall not be greater in amount than the Purchase Price.

Section 6.02                      Indemnification by the Purchaser.  The Purchaser agrees to indemnify Copano and its Representatives (collectively, “Copano Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all material respects as of the date hereof or (ii) the breach of any of the covenants of the Purchaser contained herein; provided, that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Copano Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of the Purchaser (and its Affiliates, if the Purchaser Transfers a portion or all of the Purchased Units to an Affiliate as permitted by Section 5.02) shall not be greater in amount than the Purchase Price.

Section 6.03                      Indemnification Procedure.

(a)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article VI, except as otherwise provided in Sections 6.01 and 6.02.

(b)           Promptly after any Copano Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle such Third Party Claim, it shall promptly, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the

Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or settlement of such Third Party Claim and employ counsel and (z) notify the Indemnified Party of such assumption, or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

Section 6.04                      Tax Matters.  All indemnification payments under this Article VI shall be adjustments to the Purchase Price, except as otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.01                      Fees and Expenses.  Copano shall pay out of the proceeds received from the consummation of the transactions contemplated by this Agreement: (i) a transaction fee of 3% of the Purchase Price to the Purchaser or its designee on the date hereof and (ii) the reasonable out-of-pocket fees and expenses incurred by the Purchaser in connection the transactions contemplated by the Basic Documents, including without limitation, legal, accounting, advisory and other reasonable out-of-pocket fees and expenses; provided, that the expenses of the Purchaser paid out of such proceeds shall not exceed $1,000,000 in the aggregate.

Section 7.02                      Interpretation.  Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section and Schedule to this Agreement, unless otherwise specified.  All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever Copano has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Copano unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 7.03                      Survival of Provisions.  The representations and warranties set forth in Sections 3.01, 3.02, 3.04, 3.06, 3.08, 3.20, 3.22, 3.24, 4.01, 4.02, 4.04 and 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Sections 3.16 and 3.21 shall survive for a period of three (3) years following the date hereof regardless of any investigation made by or on behalf of Copano or the Purchaser, and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the date hereof regardless of any investigation made by or on behalf of Copano or the Purchaser.  The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of Copano and the Purchaser thereunder, and this Article VII shall remain operative and in full force and effect as between Copano and the Purchaser, unless Copano and the Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Copano and the Purchaser.

Section 7.04                      No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic

Document (except in the case of the Copano LLC Agreement for amendments adopted pursuant to Section 11.1(c) thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Copano from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Copano in any case shall entitle Copano to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.05                      Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon Copano, the Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)           Assignment of Rights.  The Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by the Purchaser to any Affiliate of the Purchaser without the consent of Copano.  Upon any such permitted transfer or assignment, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires.  Without the written consent of Copano, which consent shall not be unreasonably withheld, no portion of the rights and obligations of the Purchaser under this Agreement may be assigned or transferred by the Purchaser or such a transferee of Purchased Units to a Person that is not an Affiliate of the Purchaser.  No portion of the rights and obligations of Copano under this Agreement may be transferred or assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 7.06                      Non-Disclosure.

(a)           The Purchaser agrees to abide by its obligations under the Non-Disclosure Agreement.

(b)           The Copano Entities and any of their respective Representatives shall disclose any information naming the Purchaser or any of its Affiliates (other than simply naming the Purchaser and its Affiliates as a party to certain of the Basic Documents and describing the transactions contemplated by the Basic Documents) in any filing with the Commission, NASDAQ or any Governmental Authority or other public disclosure, only after providing the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 7.06 shall delay any required filing with the

Commission, NASDAQ or any Governmental Authority or other public disclosure or otherwise hinder the Copano Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the Commission, NASDAQ or other Governmental Authority.

Section 7.07                      Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:

(a)           If to the Purchaser:

TPG Copenhagen, L.P.
c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, California 94104
Attention:  Ronald Cami
Facsimile:  (415) 743-1501

with a copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attention: Ryan Maierson
Facsimile: (713) 229-7911
Internet electronic mail: ryan.maierson@bakerbotts.com

(b)           If to Copano:

Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
Attention: Douglas L. Lawing, Executive Vice President,
General Counsel and Secretary
Facsimile: (713) 621-9545
Internet electronic mail: doug.lawing@copanoenergy.com

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Jeffery K. Malonson
Facsimile: (713) 615-5627
Internet electronic mail: jmalonson@velaw.com

or to such other address as Copano or the Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) when receipt is acknowledged, if sent by facsimile; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08                      Removal of Legend.

(a)           The Purchaser may request Copano to remove the legend set forth in Section 4.05(e) from the certificates evidencing the Purchased Units by submitting to Copano such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws as the case may be, as Copano may request; provided, that, no opinion of counsel shall be required if the Purchaser is effecting a sale of Purchased Units pursuant to Rule 144 under the Securities Act (and the Purchaser delivers a Rule 144 Representation Letter to Copano) or the Conversion Common Units have been registered under the Securities Act pursuant to an effective registration statement.  Copano shall cooperate with the Purchaser to effect removal of such legend.  Subject to the provisions of the Copano LLC Agreement, the legend described in Section 4.05(e) shall be removed and Copano shall issue a certificate without such legend to the holder of Purchased Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Units are sold pursuant to an effective registration statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Copano with an opinion of a law firm reasonably acceptable to Copano, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Units may be made without registration under the applicable requirements of the Securities Act, or (iii) in connection with a sale, assignment of or other transfer of such Purchased Units, such holder provides Copano with a representation letter that such Purchased Units will be sold, assigned or transferred pursuant to Rule 144 under the Securities Act.  Copano shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7.08; provided, that the Purchaser shall be responsible for all legal fees and expenses of counsel incurred by the Purchaser with respect to matters addressed in this Section 7.08.

(b)           Certificates evidencing Conversion Units shall not contain any legend (including the legend set forth in Section 4.05(e)), (i) while a registration statement covering the resale of such security is effective under the Securities Act and the Purchaser delivers to Copano a representation letter agreeing that such Conversion Units will be sold under such effective registration statement, or (ii) following any sale of such Conversion Units pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

Section 7.09                      Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Copano or any of its Affiliates or the Purchaser or any of their Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10                      Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.11                      Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

COPANO ENERGY, L.L.C.,

By:	/s/Carl A. Luna
Name:	Carl A. Luna
Title:	Senior Vice President and
Chief Financial Officer

TPG COPENHAGEN, L.P.

By:	TPG Advisors VI, Inc., its General Partner

By:	/s/Ronald Cami
Ronald Cami
Vice President

Signature Page to Purchase Agreement

Schedule I

Copano Entities

Name	Jurisdiction of Formation	Foreign Qualifications
Alamo Creek Properties, L.L.C.	Delaware	Texas
Bighorn Gas Gathering, L.L.C.	Delaware	Wyoming
Cimmarron Gathering, LP	Texas	Oklahoma
CMW Energy Services, L.L.C.	Delaware	Texas
Copano Energy, L.L.C.	Delaware	Texas
Copano Energy Finance Corporation	Delaware	-
Copano Energy Services/Texas Gulf Coast, L.P.	Texas	-
Copano Energy Services/Upper Gulf Coast, L.P.	Texas	-
Copano Field Facilities/Rocky Mountains, LLC	Delaware	Colorado; Wyoming
Copano Field Services/Agua Dulce, L.P.	Texas	-
Copano Field Services/Central Gulf Coast, L.P.	Texas	-
Copano Field Services/Copano Bay, L.P.	Texas	-
Copano Field Services/Karnes, L.P.	Texas	-
Copano Field Services/Live Oak, L.P.	Texas	-
Copano Field Services/North Texas, L.L.C.	Delaware	Texas
Copano Field Services/Rocky Mountains, LLC	Delaware	Colorado; Montana; Wyoming
Copano Field Services/South Texas, L.P.	Texas	-
Copano Field Services/Upper Gulf Coast, L.P.	Texas	-
Copano NGL Services (Markham), L.L.C.	Delaware	Texas
Copano NGL Services, L.P.	Texas	-
Copano Pipelines/Hebbronville, L.P.	Texas	-
Copano Pipelines/North Texas, L.L.C.	Delaware	Texas
Copano Pipelines/Rocky Mountains, LLC	Delaware	Colorado; Wyoming
Copano Pipelines/South Texas, L.P.	Texas	-
Copano Pipelines/Texas Gulf Coast, L.L.C.	Delaware	Texas
Copano Pipelines/TGC, L.P.	Texas	-
Copano Pipelines/Upper Gulf Coast, L.P.	Texas	-
Copano Pipelines/Victoria, L.L.C.	Delaware	Texas
Copano Processing, L.P.	Texas	-
Copano Processing/Louisiana, LLC	Oklahoma	Louisiana
Copano Risk Management, L.P.	Texas	-
Copano/Webb-Duval Pipeline, L.P.	Delaware	Texas
CPNO Services, L.P.	Texas	Colorado; Louisiana; Wyoming
Eagle Ford Gathering, LLC	Delaware	Texas
Fort Union Gas Gathering, L.L.C.	Delaware	Colorado; Wyoming
Greenwood Gathering, L.L.C.	Delaware	Texas
River View Pipelines, L.L.C.	Delaware	Texas
ScissorTail Energy, LLC	Delaware	Oklahoma; Texas
Southern Dome, LLC	Delaware	Oklahoma
Webb/Duval Gatherers	Texas	-

Schedule I

Schedule II

Certain Beneficial Owners of Common Units

Common Units
Copano Partners Trust.	3,276,908
R. Bruce Northcutt	221,849
Total:	3,498,757

Schedule II